Exhibit I

         Schedule of Estimated Fees and Expenses in Connection with the
                              Proposed Transaction
                                 (In Thousands)

                                Eastern         EnergyNorth           KeySpan
                                -----------------------------------------------
Investment Banking Fees         $ 12,300        $ 5,025               $ 6,100

Legal and Regulatory               1,100          1,285                 1,400

Accounting Fees                      100            125                   131

Miscellaneous                        400            335                   500

Total                          $  13,900       $  6,770              $  8,131